Exhibit 99.1

100 Carillon Parkway • St. Petersburg, FL 33716

NEWS FOR IMMEDIATE RELEASE

Contacts:
Henri Van Parys	Cindy Williams
Corporate Communications Manager	Investor Relations Manager
727.214.1072	727.214.3438
henri.vanparys@FADV.com	clwilliams@FADV.com

FIRST ADVANTAGE SELLS SHARES OF

DEALERTRACK HOLDINGS, INC.

ST. PETERSBURG, Fla. Oct. 24, 2007—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider, today announced the sale of 2.875 million shares of DealerTrack Holdings, Inc. (“DealerTrack”) common stock. The sale will result in a gain, before taxes, of approximately $97.7 million or 96 cents per diluted share.

“The sale of DealerTrack stock will fortify First Advantage’s financial position and provides us with additional means to pursue strategic growth opportunities in our core businesses,” said Anand Nallathambi, president and CEO of First Advantage.

“We provide more than 20 million credit reports annually to the automotive market through more than 40 strategic marketing partners,” added Nallathambi. “We look forward to continuing the strategic business relationship established between this valued partner and our Dealer Services segment.”

First Advantage will discontinue using the equity method of accounting for its remaining investment in DealerTrack, which will be accounted for on the cost method. After the sale, First Advantage’s subsidiary, Credit Management Solutions, Inc., will continue to own approximately 2.5 million shares of DealerTrack common stock, or 6 percent of the outstanding shares.

About DealerTrack Holdings, Inc.

DealerTrack Holdings, Inc. (NASDAQ: TRAK) is a leading provider of on-demand software and data solutions for the U.S. automotive retail industry. Our solutions enable dealers to receive consumer leads, submit credit applications, compare financing and leasing options, sell insurance, vehicle accessories and other aftermarket products, document compliance, and execute financing contracts electronically. In addition, the company provides dealer management systems (DMS) through its Arkona, Inc. subsidiary. Over 22,000 dealers, more than 400 financing sources and many other service and information providers are active in the DealerTrack network. For more information, visit www.dealertrack.com.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make

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First Advantage Sell Shares of DealerTrack

smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and specialty finance markets; business credit information in the transportation industry; lead generation services; motor vehicle record reports; supply chain security consulting; employment background verifications; occupational health services; applicant tracking systems; recruiting solutions; skills and behavioral assessments; business tax consulting services; insurance fraud, corporate and litigation investigations; surveillance; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software and renters insurance. First Advantage ranks among the top companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 4,700 employees in offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889. First American is America’s largest provider of business information, supplying businesses and consumers with valuable information products to support the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

Certain statements in this press release are forward looking. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include impact of the gain of the sales of the shares of DealerTrack Holdings, Inc. on earnings per share for 2007; and other risks identified from time-to-time in First Advantage’s SEC filings. The forward-looking statements speak only as of the date they are made. First Advantage does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Investors are advised to consult the company’s filings with the SEC, including its 2006 Annual Report on Form 10-K and subsequent amendments, for a further discussion of these and other risks.

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